UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                     FORM 15

      Certification and Notice of Termination of Registration Under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
                 to File Reports Under Sections 13 and 15(d) of
                       the Securities Exchange Act of 1934


                         Commission File Number: 0-25443

                                Tumbleweed, Inc.
                                ----------------
             (Exact name of registrant as specified in its charter)


             2301 River Road, Suite 200, Louisville, Kentucky 40206,
             -------------------------------------------------------
       (502) 893-0323 (Address, including zip code, and telephone number, including area code, of Registrant's principal
                               executive offices)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)


                                 Not Applicable
                                 --------------
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       (X)           Rule 12h-3(b)(1)(i)        (X)
       Rule 12g-4(a)(1)(ii)      ( )           Rule 12h-3(b)(1)(ii)       ( )
       Rule 12g-4(a)(2)(i)       ( )           Rule 12h-3(b)(2)(i)        ( )
       Rule 12g-4(a)(2)(ii)      ( )           Rule 12h-3(b)(2)(ii)       ( )
                                               Rule 15d-6                 ( )


                Approximate number of holders of record as of the
                       certification or notice date: 100



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Pursuant to the requirements of the Securities Exchange Act of 1934, Tumbleweed,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

December 8, 2003                    By: TERRANCE A. SMITH
                                        -----------------
                                        Terrance A. Smith
                                        President and Chief Executive Officer








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